SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

Clinton Relational Opportunity Master Fund, L.P.

Clinton Magnolia Master Fund, Ltd.

Clinton Spotlight Master Fund, L.P.

Clinton Retail Opportunity Partnership, L.P.

Clinton Relational Opportunity, LLC

Clinton Group, Inc.

George E. Hall

Charles R. Engles

Seth E. Gardner

Michael McMullen

Michael McNamara

Patrice E. Merrin

Brian Schweitzer

Gregory P. Taxin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[   ]   Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

2)   Form, Schedule or Registration Statement No.:

3)   Filing Party:

4)   Date Filed:

On April 9, 2013, Clinton Group, Inc. and its affiliates (collectively, "Clinton") issued by press release a letter (the "April 9 Letter") to the stockholders of Stillwater Mining Company ("Stillwater") in response to the letter issued by Stillwater to its stockholders on April 8, 2013. A copy of the press release, which contains the full text of the April 9 Letter, is filed herewith as Exhibit 1. Such press release also announced the posting of a presentation on enhancing stockholder value at Stillwater (the "Presentation") to www.tapstillwater.com. A copy of the Presentation is filed herewith as Exhibit 2.

In addition, Clinton posted additional references to the homepage and to the "Materials for Stockholders" section of www.tapstillwater.com. Copies of the additional references are filed herewith as Exhibit 3. Furthermore, as a result of John DeMichiei's decision not to stand for election to the board of directors of Stillwater, all references to Mr. DeMichiei have been removed from www.tapstillwater.com.